Exhibit 16.01

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

May 23, 2002

Dear Sir/Madam:

We have read items (ii) and (iv) of Item 4 included in the Form 8-K dated May 23, 2002, of Versant Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Copy to:	Mr. Lee McGrath Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary